UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  ---------------------------------------------

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                         Date of Report: March 27, 2009


                                   MIDAS, INC.
                                   -----------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)


        01-13409                                          36-4180556
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(Commission File Number)                       (IRS Employer Identification No.)


1300 Arlington Heights Road,   Itasca, Illinois              60143
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(Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (630) 438-3000

Item 7.01         Regulation FD disclosure


         As previously reported, in May 2007, two Midas franchisees in Canada filed a lawsuit in Ontario Superior Court of Justice against Midas Canada, Inc. ("Midas Canada"), and Midas International Corporation ("Midas International"), claiming, among other things, that Midas Canada breached its franchise agreement when it closed its manufacturing and distribution operations in 2003. The plaintiffs--Landsbridge Auto Corporation and 405341 Ontario Limited--sought class certification.

         On March 26, 2009, the court released its decision regarding certification of the action as a class proceeding. As expected, the court certified certain of the plaintiffs' claims. However, of the many and varied claims that were asserted by the plaintiffs, the only claims that the plaintiffs will be allowed to advance as a class are whether Midas Canada breached its common law and statutory duties of good faith/fair dealing when Midas Canada implemented its new supply chain in 2003, and, if so, whether Midas Canada could properly maintain the same royalty structure after ceasing to supply products to franchisees. All other causes of action against Midas Canada and Midas International, and proposed common issues based on those causes of action, were rejected by the court.

           In its decision, the court ruled that Midas Canada did not breach its franchise agreement when it closed its manufacturing and distribution operations in 2003 or accepted rebates from its supplier. The court also held that Landsbridge is not a proper plaintiff in the proceeding and that the class definition is limited to only those franchisees who were part of the Midas system before the new supply chain was implemented and continued as franchisees through the date of the claim. There are no class claims remaining against Midas International.

         Midas continues to believe that the plaintiffs' case is without merit and will vigorously defend these remaining claims at trial.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 27, 2009                      MIDAS, INC.

                                             By:   /s/ William M. Guzik
                                                   --------------------
                                                   William M. Guzik
                                                   Chief Financial Officer